Exhibit 1.1

Personal and Confidential

March 6, 2025

Peter Nielsen

Chief Executive Officer

Bio-Path Holdings, Inc.

4710 Bellaire Blvd, Suite 210

Bellaire, TX 77401

Re: Underwritten Public Offering and/or Private Placement

Dear Mr. Nielsen,

This letter agreement (the “Agreement”) will confirm that Bio-Path Holdings, Inc. (together with its subsidiaries, the “Company”) has engaged D. Boral Capital LLC (“D. Boral”, the “Underwriter” or the “Placement Agent”) to serve as the sole underwriter and/ or placement agent for the proposed registered and/or unregistered Regulation A offering (the “Offering”) of the Company’s equity, debt and/or equity derivative instruments.

1.	The Registration Statement. The Company represents that it intends to file, or has already filed, a registration statement (the “Registration Statement”) on an eligible form with the Securities and Exchange Commission (the “Commission”) covering the Offering. The Company agrees to prepare, file and make available to the Underwriter a preliminary and final prospectus, or prospectus supplement, with respect to the Offering, as applicable.

2.	Term. The Term of this Agreement will commence on the date of this Agreement and end upon the final closing, if any, of the Offering, unless terminated prior such date in accordance with this Agreement. If the Company has not consummated an Offering by the ninetieth (90th) day after the date of this Agreement, the Company may terminate this Agreement by providing ten (10) days’ written notice of such termination. The Company may also terminate this Agreement for cause, which shall include the material failure by D. Boral to provide the underwriting services contemplated by this Agreement, as provided in FINRA Rule 5110(g)(5)(B), and under the circumstances set forth in Section 5. Upon termination of this Agreement no party shall have any further liability hereunder, except for D. Boral’s fees earned and expenses theretofore incurred and reimbursable hereunder and except that Sections 2, 6 through 18 and Annex A of this Agreement will survive termination. During the term of this Agreement the Company agrees that it will not negotiate with any other underwriter, placement agent or arranger relating to a possible registered and/or unregistered Regulation A offering without first consulting and receiving the approval of D. Boral. The Company represents and warrants that as of the date hereof there is no existing right of first refusal for the benefit of another person to offer, place, underwrite or register shares of the Company nor any existing agreement to pay any finders or financial services fees in connection with this Offering.

3.	Compensation. D. Boral’s cash fees and commissions for a closed Offering will be seven percent (7.0%) of the gross proceeds of the Offering (the “Fee”).

4.	Representative Warrants. Intentionally omitted.

5.	Obligations Hereunder. Until the Company and D. Boral have negotiated, executed and delivered the Underwriting and/or Placement Agent Agreement, D. Boral may at any time terminate its further participation in the Offering. D. Boral’s participation in the Offering is subject to the satisfactory completion of such investigation and inquiry into the affairs of the Company as D. Boral reasonably deems appropriate under the circumstances (such investigation hereinafter to be referred to as “Due Diligence”), the approval of D. Boral’s internal equity transaction committee and D. Boral being satisfied with the form and substance of the Registration Statement and any related preliminary and final prospectus/prospectus supplement or a private placement memorandum, as applicable, provided, that in the event D. Boral does not participate in the Offering because D. Boral does not receive approval from its internal equity transaction committee, the Company may terminate this Agreement by written notice to D. Boral. The Company shall make customary representations and warranties and provide customary lock up agreements, indemnities and expense reimbursement in the Underwriting and/or Placement Agent Agreement. The Underwriter’s obligation to consummate the Offering shall be subject to receipt of a customary “negative assurance letter” from the Company’s counsel, a customary “comfort letter” from the Company’s auditor, the absence of a material adverse change in the Company or market conditions making proceeding with the Offering practicable in D. Boral’s judgement, as well as other closing conditions appropriate for offerings of such nature.

6.	Expenses. Regardless of whether the Offering is consummated, the Company agrees to pay, or reimburse if paid by D. Boral: (i) all of the Company’s costs and expenses incident to the Offering and the performance of its obligations under this Agreement and (ii) all reasonable out-of-pocket costs and expenses incident to the performance of the obligations of D. Boral under this Agreement (including, without limitation, the fees and expenses of the Underwriter’s outside attorneys), provided that, except as otherwise provided in Annex A and excluding expenses related to any required filings under state securities or “blue-sky” law and filings with FINRA, such costs and expenses shall not exceed $85,000 without the Company’s prior approval and if the Offering is not consummated, the costs and expenses shall be capped at $50,000. Additionally, up to one percent (1.0%) of the gross proceeds of the Offering shall be payable to D. Boral at the closing of the Offering for non-accountable expenses. Additionally, the Company will provide an expense advance (the “Advance”) to D. Boral of $25,000, which is payable within 30 days of executing this Agreement.

7.	Use of Information. The Company will furnish to D. Boral such information as D. Boral reasonably requests for purposes of performing services under this Agreement (the “Information”). The Company recognizes that D. Boral assumes no responsibility to the Company for the accuracy and completeness of the Information (including information available from generally recognized public resources) and will use and rely upon the Information (and information available from generally recognized public sources) without assuming responsibility for its independent verification. D. Boral will not make an independent evaluation of any of the assets or liabilities (contingent or otherwise) of the Company.

8.	Indemnification. In addition to the payment of fees and reimbursement of expenses provided for above, and regardless of whether the Offering is consummated, the Company agrees to indemnify D. Boral and certain other parties with regard to the matters contemplated herein, as set forth in Annex A attached hereto, which is incorporated by reference as if fully set forth herein.

9.	Right of First Refusal. If the Offering is consummated, then for a period of twelve (12) months commencing on such closing, D. Boral will have a right of first refusal to act as (i) exclusive financial advisor in connection with any acquisition or other effort by the Company to obtain control, directly or indirectly and whether in one or a series of transactions, of all or a significant portion of the assets or securities of a third party, or the sale or other transfer by the Company, whether in one or a series of transactions, of assets or securities, or any extraordinary corporate transaction, regardless of the form or structure of such transaction, or (ii) as sole bookrunning underwriter or sole placement agent, as the case may be, on any financing for the Company. In the event the Company advises D. Boral in writing (a “Company Notice”) that it desires to effect any such financing and D. Boral elects to exercise its right of first refusal hereunder (which much be exercised, if at all, by written notice to the Company no later than five days after receipt of the Company Notice), the Company and D. Boral will negotiate in good faith the terms of D. Boral’s engagement in a separate agreement, which agreement would set forth, among other matters, compensation for D. Boral based upon customary fees for the services provided. D. Boral’s participation in any such financing will be subject to the approval of D. Boral’s internal committees and other conditions customary for such an undertaking. In the event D. Boral does not exercise its right of first refusal hereunder, the Company may proceed with the financing described in the Company Notice without any further obligation to D. Boral in connection with such financing, however the Right of First Refusal shall remain in force and effect in connection with any subsequent transactions or financings.

10.	Lock-up Agreements. The Company agrees to use commercially reasonable efforts to cause the (i) Company’s directors and officers and (ii) any holder(s) of more than 10% of the outstanding shares of Common Stock as of the effective date of the Registration Statement to enter into customary “lock-up” agreements in favor of D. Boral pursuant to which such persons and entities shall agree, for a period of one-hundred and eighty (180) days after the closing of Offering, that they shall not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company, subject to customary exceptions. The foregoing restrictions shall also be contained and set forth in the applicable underwriting or placement agreement and customary “lock-up” agreements, as applicable.

11.	Tail Financing. D. Boral shall be entitled to a cash fee equal to seven percent (7.0%) of the gross proceeds received by the Company from the sale of any equity, debt and/or equity derivative instruments to any investor actually introduced by D. Boral to the Company during the Term of this Agreement, in connection with any public or private financing or capital raise (each a “Tail Financing”), and such Tail Financing is consummated at any time during the Term of this Agreement or within the twelve (12) month period following the expiration or termination of the Term of this Agreement (the “Tail Period”), provided that such Tail Financing is by a party actually introduced to the Company in an offering in which the Company has direct knowledge of such party’s participation. Notwithstanding the foregoing, no fee shall be payable by the Company pursuant to this Section 11 if the Company terminates this Agreement for cause pursuant to Section 2.

12.	Governing Law; Jurisdiction and Venue Arbitration. This Agreement, including Annex A hereto, will be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law. Any controversy between the parties to this Agreement, or arising out of the Agreement, shall be resolved by arbitration before the Judicial Arbitration and Mediation Services, Inc. (“JAMS”) in New York, New York. The following arbitration agreement should be read in conjunction with these disclosures:

(a)	ARBITRATION IS FINAL AND BINDING ON THE PARTIES;

(b)	THE PARTIES ARE WAIVING THEIR RIGHT TO SEEK REMEDIES IN COURT, INCLUDING THE RIGHT TO JURY TRIAL;

(c)	PRE-ARBITRATION DISCOVERY IS GENERALLY MORE LIMITED THAN AND DIFFERENT FROM COURT PROCEEDING; AND

(d)	THE ARBITRATORS’ AWARD IS NOT REQUIRED TO INCLUDE FACTUAL FINDING OR LEGAL REASONING AND ANY PARTY’S RIGHT TO APPEAL OR TO SEEK MODIFICATION OF RULINGS BY THE ARBITRATORS IS STRICTLY LIMITED.

13.	Confidentiality. Except as required by law, the Company will not disclose this Agreement or the services or advice to be provided by D. Boral hereunder publicly or to any third party without D. Boral’s prior written permission.

14.	Other Relationships. The Company acknowledges that D. Boral and its affiliates may have and may continue to have investment banking, securities trading and other relationships with parties other than the Company pursuant to which D. Boral may acquire information of interest to the Company. D. Boral shall have no obligation to disclose such information to the Company or to use such information in connection with an Offering. In addition, in the ordinary course of business, D. Boral may trade the securities of the Company and of potential purchasers and/or participants in the Offering for its own account and for the accounts of customers, and may at any time hold a long or short position in such securities. D. Boral recognizes its responsibilities for compliance with federal securities laws and regulations in connection with such activities in light of this Agreement.

Further, from time to time D. Boral’s research department may publish research reports or other materials, the substance and/or timing of which may conflict with the views or advice of the members of D. Boral’s investment banking and capital markets departments, and may have an adverse effect on the Company’s interests in connection with the Offering or otherwise. D. Boral’s investment banking and capital markets departments are managed separately from its research department, and do not have the ability to prevent such occurrences. Affiliates of D. Boral and each of their directors, officers and employees may also at any time invest on a principal basis or manage or advise funds that invest on a principal basis in any company that may be involved in the transactions contemplated hereby.

15.	No Brokers/Finders. The Company represents and warrants to D. Boral that there are no brokers, finders, representatives or other persons that have an interest in compensation due to D. Boral from any Offering or which would otherwise be due any fee, commission or remuneration upon consummation of any Offering.

16.	Anti-Money Laundering. To help the United States government fight the funding of terrorism and money laundering activities, the federal law of the United States requires all financial institutions to obtain, verify and record information that identifies each person with whom they do business. This means we must ask the Company for certain identifying information, including a government-issued identification number (e.g., a U.S. taxpayer identification number) and such other information or documents that we consider appropriate to verify the Company’s and its controlling shareholders (if any) identities, such as certified articles of incorporation, a government-issued business license, a partnership agreement or a trust instrument. If there are selling security holders in the Offering, the Company will coordinate our review of them pursuant to such laws.

17.	Independent Contractor. D. Boral is acting hereunder as an independent contractor, and not as a fiduciary, agent or otherwise, of the Company or any other person. D. Boral shall act solely on the basis of a contractual relationship on an arm’s length basis (including in connection with determining the terms of any Offering). D. Boral will make a review of the Company, the transactions contemplated hereby or other matters relating to such transactions solely for D. Boral’s own benefit. The Company shall not claim that D. Boral owes a fiduciary duty to the Company in connection with the Offering or the process leading thereto. No one other than the Company is authorized to rely upon the engagement of D. Boral hereunder or any statements, advice, opinions or conduct by D. Boral. D. Boral may perform certain of the services described herein through one or more of its affiliates and any such affiliates shall be entitled to the benefit of this Agreement.

18.	Limitation of Liability. In no event shall D. Boral, or any of its respective affiliates, directors, officers, employees and controlling persons (within the meaning of Section 15 of the Securities Act of 1933, as amended (the “Securities Act”), or Section 20 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) be liable to the Company for any incidental, indirect, special or consequential damages (i.e., lost profits) arising out of, or in connection with, this Agreement, whether or not such party was advised of the possibility of such damage.

19.	Representation. By executing this Agreement, Company acknowledges that it understands and agrees that it has been encouraged, and had the opportunity to, consult with its own attorney in connection with this Agreement. Furthermore, if the Offering takes the specific form of a private placement (the “Placement”), then the Company hereby represents, warrants and covenants to D. Boral as follows:

(a)       As of the date hereof, the Company is not disqualified from relying on Rule 506 of Regulation D under the Securities Act (“Rule 506”) for any of the reasons stated in Rule 506(d) in connection with the issuance and sale of securities in the Placement), except for a disqualification event covered by Rule 506(d)(2) or (3), and the Company has exercised reasonable care, including without limitation, conducting a factual inquiry that is appropriate in light of the circumstances, into whether any such disqualification under Rule 506(d) exists as of the date hereof;

The Company has exercised reasonable care, including without limitation, conducting a factual inquiry that is appropriate in light of the circumstances, into whether there are any matters that would have triggered disqualification under Rule 506(d) but which occurred before September 23, 2013, and, if there are any such matters, they have been or will be disclosed to Investors as required by Rule 506(e);

Any outstanding securities of the Company (of any kind or nature) that were issued in reliance on Rule 506 at any time on or after September 23, 2013 have been issued in compliance with Rule 506(d) and (e) and no party has any reasonable basis for challenging any such reliance on Rule 506 in connection therewith.

If the Offering takes the form of a private investment in a public entity (or “PIPE” transaction) or a private placement of any kind, then the Company shall confirm, as of the date of execution of definitive documentation with investors or purchasers in the Offering, the matters set forth in the preceding paragraphs of this Section 19(a).

20.	Publicity. Except as may be required by law, each party agrees that it will not issue press releases or engage in any other publicity with respect to the Offering, without the other party’s prior written consent, which consent shall not be unreasonably withheld, delayed, or conditioned. Subject to the Company’s approval, D. Boral may issue a press release regarding the Offering and tag the Company’s name and/or ticker within the body of such press release. If the Company’s approval is granted, the Company specifically permits D. Boral’s press release to appear on the Company’s Yahoo Finance page and allows any press release distributors (i.e. AccessWire, GlobeNewswire, Business Wire, Newswire, Newsfile and/or any others) to pull/distribute D. Boral’s press release and display it on the Company’s Yahoo Finance page.

21.	Assignment. The benefits of this Agreement shall inure to the parties hereto, their respective successors and assigns and to the indemnified parties hereunder and their respective successors and assigns, and the obligations and liabilities assumed in this Agreement shall be binding upon the parties hereto and their respective successors and assigns. The Company shall not assign any of its obligations hereunder without the prior written consent of the other party. D. Boral may assign any right hereunder, with the consent of the Company, to a broker-dealer in which David Boral is a registered representative.

22.	Entire Agreement. This Agreement constitutes the entire agreement between the Company and D. Boral with respect to the subject matter hereof and supersedes all prior understanding or agreements between the parties with respect thereto, whether oral or written, express or implied. Any amendments or modifications to this Agreement must be executed in writing by each party. D. Boral will not provide any legal, tax, accounting or regulatory advice or develop any tax strategies for the Company.

D. Boral shall be permitted to advertise the services it provided in connection with the Offering subsequent to the consummation of the Offering.

This Agreement and all rights, liabilities and obligations hereunder shall be binding upon and inure to the benefit of each party’s successors but may not be assigned without the prior written approval of the other party. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

[Signature page follows]

If the foregoing meets with your approval, please sign the attached duplicate copy of this letter and return it to the undersigned.

D. Boral Capital LLC

By:	/s/ Philip Wiederlight
Name: Philip Wiederlight
Title: Chief Operating Officer

Accepted and Agreed as of the above date:

Bio-Path Holdings, Inc.

By:	/s/ Peter Nielsen
Name: Peter Nielsen
Title: Chief Executive Officer

March 6, 2025

ANNEX A: INDEMNIFICATION

The Company agrees to indemnify and hold harmless D. Boral and its affiliates and their respective present and former directors, officers, employees, agents and controlling persons (each such person, including D. Boral, an “Indemnified Party”) from and against any losses, claims, damages and liabilities, joint or several (collectively, “Damages”), to which such Indemnified Party may become subject in connection with, relating to or arising from any transaction contemplated by this Agreement or the engagement of or performance of services by an Indemnified Party hereunder, and will reimburse each Indemnified Party for all out-of-pocket fees and expenses (“Expenses”), including the reasonable fees and expenses of counsel, as they are incurred in connection with investigating, preparing, pursuing or defending any threatened or pending subpoena, claim, action, proceeding or investigation (“Proceedings”) arising therefrom, whether or not any Indemnified Party is a formal party to such Proceeding; provided, that the Company will not be liable to any Indemnified Party to the extent that any Damages are found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of the Indemnified Party No Indemnified Party will have any liability (whether direct or indirect, in contract, tort or otherwise) to the Company or any person asserting claims on behalf of the Company arising out of or in connection with any transactions contemplated by this Agreement or the engagement of or performance of services by any Indemnified Party hereunder except to the extent that the Company incurs Damages that are found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of the Indemnified Party.

If for any reason other than in accordance with the previous paragraph of this Annex A, the foregoing indemnity is unavailable to an Indemnified Party or insufficient to hold an Indemnified Party harmless, then the Company will contribute to the amount paid or payable by an Indemnified Party for Damages and Expenses related thereto in such proportion as is appropriate to reflect the relative benefits to the Company and/or its stockholders on the one hand, and D. Boral on the other hand, in connection with the matters covered by this Agreement or, if the foregoing allocation is not permitted by applicable law, not only such relative benefits but also the relative faults of such parties as well as any relevant equitable considerations. The Company agrees that for purposes of this paragraph the relative benefits to the Company and/or its stockholders and D. Boral in connection with the matters covered by this Agreement will be deemed to be in the same proportion that the total value paid or received or to be paid or received by the Company and/or its stockholders in connection with the transactions contemplated by this Agreement, whether or not consummated, bears to the fees paid to D. Boral under this Agreement; provided, that in no event will the total contribution of all Indemnified Parties to all such Damages and Expenses exceed the amount of fees actually received and retained by D. Boral under this Agreement (excluding any amounts received by D. Boral as reimbursement of expenses). Relative fault shall be determined by reference to, among other things, whether any alleged untrue statement or omission or any alleged conduct relates to information provided by the Company or other conduct by the Company (or its employees or other agents) on the one hand, or by D. Boral, on the other hand.

No Indemnified Party will agree to settle any Proceeding and seek indemnification or reimbursement hereunder unless such Indemnified Party obtained the Company’s consent (which consent will not be unreasonably withheld) to such settlement. The Company agrees not to enter into any waiver, release or settlement of any Proceeding (whether or not any Indemnified Party is a party thereto) in respect of which indemnification may be sought hereunder without the prior written consent of D. Boral (which consent will not be unreasonably withheld), unless such waiver, release or settlement (i) includes an unconditional release of each Indemnified Party from all liability arising out of such Proceeding, (ii) does not contain any factual or legal admission by or with respect to any Indemnified Party or any adverse statement with respect to the character, professionalism, expertise or reputation of any Indemnified Party or any action or inaction of any Indemnified Party and (iii) does not preclude or purport to preclude the future business activities of any Indemnified Person.

In addition to any rights of indemnification or contribution set forth above, the Company agrees to reimburse each Indemnified Party for all out -of-pocket costs and expenses as they are incurred (including, without limitation, the reasonable fees and expenses of outside counsel) in connection with investigating, preparing or settling any Proceeding involving the enforcement of this Agreement or this Annex A.

The indemnity, reimbursement and contribution obligations of the Company are in addition to any liability that the Company may have at common law or otherwise to any Indemnified Party and will be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company or an Indemnified Party. The provisions of this Annex will survive the modification, expiration or termination of this Agreement.

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